UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2026

SOLANA COMPANY

(Exact name of registrant as specified in its charter)

-
Delaware	001-38445	36-4787690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

642 Newtown Yardley Road, Suite 100 Newtown, PA		18940
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 944-6100

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value	HSDT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On April 22, 2026 and April 23, 2026, Sherrie Perkins and Paul Buckman, respectively, notified Solana Company (the “Company”) of their decision to not stand for re-election as a director when their current terms expire at the Company’s 2026 Annual Meeting of Stockholders, scheduled to be held on May 21, 2026 (the “Annual Meeting”). Each of Ms. Perkins’s and Mr. Buckman’s decision to not to stand for re-election was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, practices or strategy, the Company’s management or the Board of Directors of the Company (the “Board”).

(d)

On April 23, 2026, the Board increased the size of the Board from seven to nine members, creating two vacancies on the Board and, upon recommendation of the Nominating and Corporate Governance Committee of the Board, appointed each of Michel Lee and Sergio Mello as directors to fill the newly created vacancies, effective immediately.

Michel Lee, age 56, has been a co-founder and investment partner at Cybertech Partners since October 2018, and co-founder at Hashkey Group Limited (HKEX: 3887.HK) since January 2019. Mr. Lee is a capital market and investment professional with over 25 years of experience in various senior leadership roles in one of the largest global investment banks in Hong Kong, Beijing, Tokyo and London. Mr. Lee has helped various companies to complete strategic transactions including early funding rounds, initial public offerings, structured financings, derivatives, and mergers and acquisitions. Mr. Lee holds a master’s degree in Advanced Information Technology from Imperial College London, and a bachelor’s degree in Physics, Electronics & Computing from University College London.

Sergio Mello, age 44, has served as the global head of stablecoin solutions at Anchorage Digital, where he focuses on the business development and platform offerings for stablecoins, since January 2026 and previously served as its head of stablecoins. Prior to joining Anchorage Digital, Mr. Mello served as the founder and chief executive officer of Lago Finance, a consortium of financial institutions designed to enhance settlements with tokenized cash, from April 2022 to November 2023. Mr. Mello is a serial entrepreneur who has achieved exits in web1, web2, and web3. He has also served an advisor to Nodle, a digital trust network, from October 2017 to May 2022 and as a crypto advisor to Reddit, an online open community platform, from January 2021 to December 2021. Mr. Mello holds a bachelor's degree in Electrical Engineering from Politecnico di Torino.

Mr. Lee and Mr. Mello will receive cash and equity compensation for their respective service on the Board in accordance with the Company’s non-employee director compensation policy described under the section titled “Non-Employee Director Compensation” in the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission (the “SEC”) on April 10, 2026, which non-employee director compensation policy was filed as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 17, 2021.

In connection with their respective elections, Mr. Lee has entered into and Mr. Mello will enter into the Company’s standard form of indemnification agreement for directors and officers, a copy of which was filed as Exhibit 10.2 to the Company’s Form 8-K, filed with the SEC on September 18, 2025, which requires, among other things, that the Company indemnify each of Mr. Lee and Mr. Mello, under the circumstances and the extent provided for therein, against certain expenses, judgements, fines and other amounts incurred by him as a result of being made party to certain actions, suits, claims and other proceedings, by reason of his status as a director, officer, employee, or agent of the company or any other entity for which he was serving as a director, officer, employee or agent at the request of the Company.

There are no arrangements or understandings between Mr. Lee and Mr. Mello and any other person pursuant to which they were elected as directors. Neither Mr. Lee nor Mr. Mello have any family relationships with any of the Company’s directors or executive officers. Neither Mr. Lee nor Mr. Mello have a direct or indirect material interest in any transaction that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLANA COMPANY.

Dated: April 24, 2026	By:	/s/ Jeffrey S. Mathiesen
Jeffrey S. Mathiesen
Chief Financial Officer, Treasurer and Secretary

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